CONTACT:	NEWS RELEASE

John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	July 28, 2016

FHLB CINCINNATI ANNOUNCES SECOND QUARTER 2016 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the second quarter ended June 30, 2016. The FHLB expects to file its second quarter 2016 Form 10-Q with the Securities and Exchange Commission on or about August 11, 2016.
Operating Results and Profitability

▪
For the second quarter, net income was $56 million and return on average equity (ROE) was 4.51 percent. This compares to net income of $64 million and ROE of 5.10 percent for the same period of 2015. For the first six months of 2016, net income was $105 million and ROE was 4.17 percent, compared to net income of $125 million and ROE of 5.04 percent for the same period of 2015.

▪
The decrease in net income and ROE in both comparison periods was driven by lower net interest income, which was primarily due to higher net amortization of premiums paid on mortgage assets in response to lower long-term interest rates. In the year-to-date comparison, there was also a reduction in non-interest income. This was primarily caused by net unrealized fair value losses in 2016 compared to net unrealized gains in 2015 related to derivatives, hedged items and other financial instruments carried at fair value. The volatility created by these fair value fluctuations is not expected to result in material realized gains or losses since the FHLB typically holds the associated instruments to maturity.

▪	The FHLB's profitability in the first six months of 2016 supported its commitment to affordable housing.
Dividend

▪	The FHLB paid its stockholders a cash dividend on June 16, 2016 at a 4.00 percent annualized rate, which was 3.36 percentage points above the second quarter average 3-month LIBOR.
Housing and Community Investment

▪
The FHLB's net income in the first six months of 2016 results in a set aside of $12 million to the Affordable Housing Program (AHP) pool of funds to be awarded to members in 2017. Since the AHP's inception, the FHLB has awarded over $593 million in subsidies towards the creation of over 76,000 units of affordable housing.

▪	The FHLB awarded over $1.5 million in the first six months of 2016 through two of its voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.
Balance Sheet Highlights

▪
Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $100.8 billion at June 30, 2016, a decrease of $0.2 billion (less than one percent) from year-end 2015. During the first six months of 2016, the FHLB fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions as well as providing access to the secondary mortgage market through the Mortgage Purchase Program.

▪
The balance of investments at June 30, 2016 was $22.9 billion, a decrease of $14.5 billion (39 percent) from year-end 2015. The decrease was primarily driven by a decline in short-term investments used for liquidity, which had larger than normal balances at the end of 2015. The investment balance at the end of the second quarter included $15.4 billion of mortgage-backed securities and $7.5 billion of other investments, which were mostly short-term instruments held for liquidity.

▪
The FHLB substantially exceeded all minimum regulatory capital and liquidity requirements. On June 30, 2016, GAAP capital was $5.0 billion, a decrease of $0.2 billion (four percent) from year-end 2015. The GAAP and regulatory capital-to-assets ratios were 4.71 percent and 4.81 percent, respectively, at June 30, 2016. Retained earnings grew $18 million in the first six months of 2016 to end the quarter at $783 million.

About the FHLB

The FHLB is a AA+ rated regional wholesale cooperative bank. The FHLB provides members with valuable products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the worldwide capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLB has 695 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30, 2016	December 31, 2015	Percent Change (2)
Total assets	$106,142	$118,784	(11)%
Advances (principal)	74,461	73,242	2
Mortgage loans held for portfolio (principal)	8,280	7,758	7
Total investments	22,850	37,356	(39)
Consolidated Obligations	99,352	112,291	(12)
Mandatorily redeemable capital stock	96	38	NM
Capital stock	4,227	4,429	(5)
Total retained earnings	783	765	2
Total capital	4,998	5,181	(4)
Regulatory capital (1)	5,106	5,232	(2)

Capital-to-assets ratio (GAAP)	4.71%	4.36%
Capital-to-assets ratio (Regulatory) (1)	4.81	4.40

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Percent Change (2)	2016	2015	Percent Change (2)
Total interest income	$292	$234	25%	$586	$459	28%
Total interest expense	215	149	44	429	297	44
Net interest income	77	85	(9)	157	162	(3)
Non-interest income	7	5	20	3	14	(82)
Non-interest expense	21	19	10	43	37	16
Affordable Housing Program assessments	7	7	(11)	12	14	(15)
Net income	$56	$64	(12)	$105	$125	(16)

Return on average equity	4.51%	5.10%		4.17%	5.04%
Return on average assets	0.22	0.26		0.19	0.25
Net interest margin	0.30	0.34		0.29	0.32
Annualized dividend rate	4.00	4.00		4.00	4.00
Average 3-month LIBOR	0.64	0.28		0.63	0.27

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

###